EXHIBIT 99.1

Sacramento, CA - March 18, 2004

          AMERICAN RIVER HOLDINGS ANNOUNCES 1st QUARTERLY CASH DIVIDEND
          -------------------------------------------------------------

Sacramento, CA - March 18, 2004 - The American River Holdings (Nasdaq:AMRB) Board of Directors has declared a cash dividend of 11.5 cents per common share. This marks the Company's first quarterly cash dividend. American River Holdings will now issue cash dividends on a quarterly basis, increasing the frequency of the prior semi-annual cash dividend plan.

Payable to shareholders of record as of April 2, 2004, the cash dividend of $0.115 will be distributed on April 16, 2004.

"This marks the first quarterly cash dividend in our Company's history," states David T. Taber, President and CEO of American River Holdings, "along with the previous twenty-four semi-annual cash dividends, this illustrates our dedication to providing value for our shareholders."

In 1992 American River Holdings developed a plan to insure quality and value for their shareholders. That plan included issuing semi-annual cash dividends, annual stock dividends and repurchasing shares with the objective of increasing shareholder value. The Company has surpassed this plan by delivering 24 consecutive cash dividends, 6 stock dividends, 2 stock splits, repurchasing a total of over 450,000 shares and now increasing the semi-annual cash dividends to occur on a quarterly basis.

American River Holdings is a financial services company and the parent company of American River Bank, a community business bank that operates a family of financial service providers. These providers include: American River Bank, with offices in Sacramento and Placer Counties; North Coast Bank, with offices in Sonoma County and first source capital, a lease financing company based in Sacramento.

Related websites:    www.americanriverbank.net,    www.northcoastbank.com,
www.firstsourcecapital.com.    www.amrb.com

FORWARD-LOOKING STATEMENTS

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, changes in the interest environment including interest rates charged on loans, earned on securities investments and paid on deposits, competition effects, fee and other non interest income earned, general economic conditions, nationally, regionally, and in the operating market areas of the Company and its subsidiaries, changes in the regulatory environment, changes in business conditions and inflation, changes in securities markets, data processing problems, a decline in real estate values in the Company's market area, the conduct of the war on terrorism, the threat of terrorism or the impact of potential military conflicts and the conduct of war on terrorism by the United States and its allies, as well as other factors. To gain a more complete understanding of the uncertainties and risks involved in the Company's business, this press release should be read in conjunction with the Company's annual report on Form 10-K for the year ended December 31, 2002.


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